                                                   RULE NO. 424(b)(2)
                                                   REGISTRATION NO. 333-55761
                                                   REGISTRATION NO. 333-55761-01
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED WITHOUT THE DELIVERY OF A FINAL PROSPECTUS          +
+SUPPLEMENT AND ACCOMPANYING PROSPECTUS. THIS PROSPECTUS SUPPLEMENT AND THE    +
+ACCOMPANYING PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE          +
+SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE          +
+SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED JULY 9, 1998
            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JUNE 24, 1998

                        20,000,000 PREFERRED SECURITIES
                    AMERICAN EXPRESS COMPANY CAPITAL TRUST I
    % CUMULATIVE QUARTERLY INCOME PREFERRED SECURITIES, SERIES I (QUIPS SM)*
                 (LIQUIDATION AMOUNT $25 PER CAPITAL SECURITY)

         FULLY AND UNCONDITIONALLY GUARANTEED, AS DESCRIBED HEREIN, BY


                            AMERICAN EXPRESS COMPANY
LOGO                              ----------

  The  % Cumulative Quarterly Income Preferred Securities, Series I (the
"QUIPS" or "Capital Securities"), offered hereby represent beneficial interests in American Express Company Capital Trust I, a statutory business trust created under the laws of the State of Delaware (the "Issuer"). American Express Company, a New York corporation (the "Corporation"), will be the owner of all of the beneficial interests represented by common securities of the Issuer (the "Common Securities" and, collectively with the Capital Securities, the "Trust Securities"). Bankers Trust Company is the Property Trustee of the Issuer. The Issuer exists for the sole purpose of issuing the Trust Securities and investing the proceeds thereof in $515,464,000 initial principal amount of % Junior Subordinated Deferrable Interest Debentures (the "Junior Subordinated Debentures"), to be issued by the Corporation and engaging in only those other activities necessary or incidental thereto. The Subordinated Debentures will
mature on      , 2028, which date may be shortened to a date not earlier than
    , 2013.
                                                        (Continued on next page)
  SEE "RISK FACTORS" BEGINNING ON PAGE S-5 HEREOF FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE CAPITAL SECURITIES.

                                  ----------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES  COMMISSION  NOR   HAS  THE
  SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION
   PASSED UPON  THE ACCURACY  OR ADEQUACY OF  THIS PROSPECTUS  SUPPLEMENT OR
    THE PROSPECTUS TO WHICH IT  RELATES. ANY REPRESENTATION TO THE CONTRARY
     IS A CRIMINAL OFFENSE.

                                  ----------

                                            INITIAL PUBLIC   UNDERWRITING    PROCEEDS TO
                                           OFFERING PRICE(1) COMMISSION(2) THE ISSUER(3)(4)
                                           ----------------- ------------- ----------------
 Per Capital Security...................          $               (3)             $
 Total..................................         $                (3)            $

-----
(1) Plus accrued Distributions, if any, from      , 1998.
(2) The Issuer and the Corporation have each agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting".
(3) In view of the fact that the proceeds of the sale of the QUIPS will be invested in the Junior Subordinated Debentures, the Corporation has agreed to pay to the Underwriters as compensation ("Underwriters' Compensation")
    for their arranging the investment therein of such proceeds $    per QUIP
    (or $    in the aggregate). See "Underwriting".
(4) Expenses of the offering which are payable by the Corporation are estimated to be $ .

  The QUIPS offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Capital Securities will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company in New York, New York, on or
about      , 1998, against payment therefor in immediately available funds. See
"Underwriting".
-----
*QUIPS is a servicemark of Goldman, Sachs & Co.


GOLDMAN, SACHS & CO.
      LEHMAN BROTHERS
             MERRILL LYNCH & CO.
                    MORGAN STANLEY DEAN WITTER
                          PAINEWEBBER INCORPORATED
                                 PRUDENTIAL SECURITIES INCORPORATED
                                                            SALOMON SMITH BARNEY
                                  ----------
             The date of this Prospectus Supplement is      , 1998

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE CAPITAL SECURITIES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, DURING AND AFTER THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                               ----------------

(cover page continued)

  The Capital Securities will have a preference under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise over the Common Securities. See "Description of Capital Securities--Subordination of Common Securities" in the accompanying Prospectus.

  Holders of the Capital Securities will be entitled to receive preferential cumulative cash distributions accruing from the date of original issuance and
payable quarterly in arrears on the first day of      ,      ,       and
of each year, commencing on      , 1998, at the annual rate of  % of the
Liquidation Amount of $25 per Capital Security ("Distributions"). Subject to certain exceptions, as described herein, the Corporation has the right to defer payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each deferral period (each, an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all interest then accrued and unpaid (together with interest thereon at the rate of % per annum, compounded quarterly, to the extent permitted by applicable law), the Corporation may elect to begin a new Extension Period subject to the requirements set forth herein. If interest payments on the Junior Subordinated Debentures are so deferred, Distributions on the Capital Securities will also be deferred and the Corporation will not be permitted, subject to certain exceptions described herein, to declare or pay any cash distributions with respect to the Corporation's capital stock or debt securities that rank pari passu with or junior to the Junior Subordinated Debentures. During an Extension Period, interest on the Junior Subordinated Debentures will continue to accrue (and the amount of Distributions to which holders of the Capital Securities are entitled will accumulate) at the rate of
 % per annum, compounded quarterly from the relevant payment date for such interest, and holders of Capital Securities will be required to accrue interest income for United States federal income tax purposes. See "Certain Terms of Junior Subordinated Debentures--Option to Defer Interest Payments" and "U.S. Federal Income Tax Consequences--Interest Income and Original Issue Discount".

  The Junior Subordinated Debentures are unsecured and subordinated to all Senior Debt (as defined in the accompanying Prospectus). Substantially all of the Corporation's existing indebtedness constitutes Senior Debt. Because the Corporation is a holding company, the right of the Corporation to participate in any distribution of assets of any subsidiary, including American Express Travel Related Services Company, Inc., American Express Financial Corporation and American Express Bank Ltd., upon such subsidiary's liquidation or reorganization or otherwise (and, thus, the ability of holders of Capital Securities to benefit indirectly from such distribution), is subject to the prior claims of creditors of that subsidiary except to the extent that the Corporation may itself be recognized as a creditor of that subsidiary. Accordingly, the Junior Subordinated Debentures (and therefore the Capital Securities) will be effectively subordinated to all existing and future liabilities of the Corporation's subsidiaries, and holders thereof should look only to the assets of the Corporation for payments on the Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures--Subordination" in the accompanying Prospectus.

  The Corporation has, through the Guarantee, the Trust Agreement, the Junior Subordinated Debentures, the Indenture and the Expense Agreement (each as defined herein), taken together, fully, irrevocably and unconditionally guaranteed all of the Issuer's obligations under the Capital Securities. See "Relationship Among the Capital Securities, the Corresponding Junior Subordinated Debentures, the Expense Agreement and the Guarantees--Full and Unconditional Guarantee" in the accompanying Prospectus. The Guarantee of the Corporation guarantees the payment of Distributions and payments on liquidation or redemption of the Capital Securities, but only in each case to the extent of funds held by the Issuer, as described herein (the "Guarantee"). See "Description of Guarantees" in the accompanying Prospectus. If the Corporation does not make interest payments on the Junior Subordinated Debentures held by the Issuer, the Issuer will have insufficient funds to pay Distributions on the Capital Securities. The Guarantee does not cover payment of Distributions when the Issuer has insufficient funds to pay such Distributions. In such event, a holder of Capital Securities may institute a legal proceeding directly against the Corporation pursuant to the terms of the Indenture to enforce payment of amounts equal to such Distributions to such holder. See "Description of Junior Subordinated Debentures--Enforcement of Certain Rights By Holders of Capital Securities" in the accompanying Prospectus. The obligations of the Corporation under the Guarantee and the Capital Securities are subordinate and junior in right of payment to all Senior Debt of the Corporation.

  The Capital Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Junior Subordinated Debentures at maturity or their earlier redemption. The Junior Subordinated Debentures are redeemable
prior to maturity at the option of the Corporation (i) on or after      ,
2003, in whole at any time or in part from time to time or (ii) at any time
prior to      , 2003 in whole (but not in part) at any time within 90 days following the occurrence and continuation of a Tax Event or an Investment Company Event (each as defined herein), in each case at the redemption price set forth herein, which includes the accrued and unpaid interest on the Junior Subordinated Debentures so redeemed to the date fixed for redemption.

  The Corporation will have the right at any time to terminate the Issuer and cause the Junior Subordinated Debentures to be distributed to the holders of the Capital Securities in liquidation of the Issuer.

  In the event of the termination of the Issuer, after satisfaction of liabilities to creditors of the Issuer as required by applicable law, the holders of the Capital Securities will be entitled to receive a Liquidation Amount of $25 per Capital Security plus accumulated and unpaid Distributions thereon to the date of payment, which may be in the form of a distribution of such amount in Junior Subordinated Debentures, subject to certain exceptions. See "Description of Capital Securities--Liquidation Distribution Upon Termination" in the accompanying Prospectus.

  Application has been made to list the Capital Securities on the New York Stock Exchange under the symbol " ." If the Junior Subordinated Debentures are distributed to the holders of Capital Securities upon the liquidation of the Issuer, the Corporation will use its best efforts to list the Junior Subordinated Debentures on the New York Stock Exchange or such other stock exchanges or other automated quotation systems, if any, on which the Capital Securities are then listed or traded.

  The Capital Securities will be represented by global certificates registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Capital Securities will be shown on, and transfers thereof will be effected only through, records maintained by participants in DTC. Except as described in the accompanying Prospectus, Capital Securities in certificated form will not be issued in exchange for the global certificates. See "Book-Entry Issuance" in the accompanying Prospectus.

  THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT SUPPLEMENTS AND SHOULD BE READ IN CONJUNCTION WITH THE INFORMATION CONTAINED IN THE ACCOMPANYING PROSPECTUS. AS USED HEREIN, (I) THE "INDENTURE" MEANS THE JUNIOR SUBORDINATED INDENTURE, AS AMENDED AND SUPPLEMENTED FROM TIME TO TIME, BETWEEN THE CORPORATION AND BANKERS TRUST COMPANY, AS TRUSTEE (THE "DEBENTURE TRUSTEE"), (II) THE "TRUST AGREEMENT" MEANS THE AMENDED AND RESTATED TRUST AGREEMENT RELATING TO THE ISSUER AMONG THE CORPORATION, AS DEPOSITOR, BANKERS TRUST COMPANY, AS PROPERTY TRUSTEE (THE "PROPERTY TRUSTEE") AND BANKERS TRUST (DELAWARE), AS DELAWARE TRUSTEE (THE "DELAWARE TRUSTEE") (COLLECTIVELY, THE "ISSUER TRUSTEES") AND
(III) THE "GUARANTEE" MEANS THE GUARANTEE AGREEMENT RELATING TO THE CAPITAL SECURITIES, AS AMENDED AND SUPPLEMENTED FROM TIME TO TIME, BETWEEN THE CORPORATION AND BANKERS TRUST COMPANY, AS GUARANTEE TRUSTEE. EACH OF THE OTHER CAPITALIZED TERMS USED IN THIS PROSPECTUS SUPPLEMENT AND NOT OTHERWISE DEFINED IN THIS PROSPECTUS SUPPLEMENT HAS THE MEANING SET FORTH IN THE ACCOMPANYING PROSPECTUS.

                                 RISK FACTORS

  Prospective purchasers of the Capital Securities should carefully review the information contained elsewhere in this Prospectus Supplement and in the accompanying Prospectus and should particularly consider the following matters. In addition, because holders of Capital Securities may receive Junior Subordinated Debentures in exchange therefor upon liquidation of the Issuer, prospective purchasers of Capital Securities are also making an investment decision with regard to the Junior Subordinated Debentures and should carefully review all the information regarding the Junior Subordinated Debentures contained herein.

RANKING OF SUBORDINATED OBLIGATIONS UNDER THE GUARANTEE AND THE JUNIOR SUBORDINATED DEBENTURES

  The obligations of the Corporation under the Guarantee issued by the Corporation for the benefit of the holders of Capital Securities and under the Junior Subordinated Debentures are unsecured and rank subordinate and junior in right of payment to all Senior Debt of the Corporation. Substantially all of the Corporation's existing indebtedness constitutes Senior Debt. Because the Corporation is a holding company, the right of the Corporation to participate in any distribution of assets of any subsidiary, including American Express Travel Related Services Company, Inc., American Express Financial Corporation and American Express Bank Ltd., upon such subsidiary's liquidation or reorganization or otherwise (and, thus, the ability of holders of the Capital Securities to benefit indirectly from such distribution), is subject to the prior claims of creditors of that subsidiary, except to the extent that the Corporation may itself be recognized as a creditor of that subsidiary. Accordingly, the Junior Subordinated Debentures (and, therefore, the Capital Securities) will be effectively subordinated to all existing and future liabilities of the Corporation's subsidiaries, and holders thereof should look only to the assets of the Corporation for payments on the Junior Subordinated Debentures. See "The Corporation". None of the Indenture, the Guarantee, the Trust Agreement or the Expense Agreement places any limitation on the amount of secured or unsecured debt, including Senior Debt, that may be incurred by the Corporation. See "Description of Guarantees--Status of the Guarantees" and "Description of Junior Subordinated Debentures--Subordination" in the accompanying Prospectus.

  The ability of the Issuer to pay amounts due on the Capital Securities is solely dependent upon the Corporation making payments on the Junior Subordinated Debentures as and when required.

OPTION TO EXTEND INTEREST PAYMENT PERIOD; TAX CONSEQUENCES

  So long as no event of default under the Indenture has occurred or is continuing, the Corporation has the right under the Indenture to defer payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. As a consequence of any such deferral, quarterly Distributions on the Capital Securities by the Issuer will also be deferred (and the amount of Distributions to which holders of the Capital Securities are entitled will accumulate additional Distributions thereon at the rate of % per annum, compounded quarterly from the relevant payment date for such Distributions) during any such Extension Period. During any Extension Period, the Corporation may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Corporation's capital stock or (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Corporation that rank pari passu in all respects with or junior in interest to the Junior Subordinated Debentures (other than (a) repurchases, redemptions or other acquisitions of shares of capital stock of the Corporation in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of capital stock of the Corporation (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the applicable Extension Period, (b) as a result of any exchange or conversion of any class or series of the Corporation's capital stock (or any capital stock of a subsidiary of the Corporation) for any class or series of the Corporation's capital stock or of any class or series of the Corporation's indebtedness for any class or series of the Corporation's capital stock, (c) the purchase of fractional interests in shares of the Corporation's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (d) any declaration of a dividend in connection with any stockholder's rights plan, or the issuance of rights, stock or other property under any stockholder's rights plan, or the redemption or repurchase of rights pursuant thereto, or (e) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock). Prior to the termination of any such Extension Period, the Corporation may further defer the payment of interest, provided that no Extension Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all interest then accrued and unpaid (together with interest thereon at the annual rate of %, compounded quarterly from the relevant Interest Payment Date (as defined herein) for such interest, to the extent permitted by applicable law), the Corporation may elect to begin a new Extension Period subject to the above requirements. There is no limitation on the number of times that the Corporation may elect to begin an Extension Period. See "Certain Terms of Capital Securities--Distributions" and "Certain Terms of Junior Subordinated Debentures--Option to Defer Interest Payments".

  Should an Extension Period occur, a holder of Capital Securities will be required to recognize income (in the form of original issue discount on a constant yield method) in respect of its pro rata share of the Junior Subordinated Debentures held by the Issuer for United States federal income tax purposes. As a result, a holder of Capital Securities will be required to include such income in gross income for United States federal income tax purposes in advance of the receipt of cash attributable to such income, and will not receive the cash related to such income from the Issuer if the holder disposes of the Capital Securities prior to the record date for the payment of Distributions. See "U.S. Federal Income Tax Consequences--Interest Income and Original Issue Discount" and "--Sale or Redemption of Capital Securities".

  The Corporation has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debentures. However, should the Corporation elect to exercise such right in the future, the market price of the Capital Securities is likely to be affected. A holder that disposes of its Capital Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Capital Securities.

TAX EVENT OR INVESTMENT COMPANY EVENT--REDEMPTION

  Upon the occurrence and continuation of a Tax Event or an Investment Company Event, the Corporation has the right to redeem the Junior Subordinated Debentures in whole (but not in part) within 90 days following the occurrence and continuation of such Tax Event or Investment Company Event and thereby cause a mandatory redemption of the Capital Securities. See "U.S. Federal Income Tax Consequences--Possible Tax Law Changes".

  A "Tax Event" means the receipt by the Issuer of an opinion of counsel experienced in such matters to the effect that, as a result of (a) any amendment to or change (including any announced prospective change) in the laws or any regulations thereunder of the United States or any political subdivision or taxing authority thereof or therein, or (b) any judicial decision or any official administrative pronouncement (including any private letter ruling, technical advice memorandum or field service advice) or regulatory procedure (an "Administrative Action"), regardless of whether such judicial decision or Administrative Action is issued to or in connection with a proceeding involving the Corporation or the Issuer and whether or not subject to review or appeal, which amendment, change, Administrative Action or decision is enacted, promulgated or announced, in each case, on or after the date of this Prospectus Supplement, there is more than an insubstantial risk that (i) the Issuer is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures, (ii) interest payable by the Corporation or original issue discount accruing on the Junior Subordinated Debentures is not, or within 90 days of such opinion, will not be, deductible by the Corporation, in whole or in part, for United States federal income tax purposes, or (iii) the Issuer is, or will be within 90 days of the date of the opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

  "Investment Company Event" means the receipt by the Issuer of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a written change (including any announced prospective change) in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the Issuer is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), which change or prospective change becomes effective or would become effective, as the case may be, on or after the date of the issuance of the Capital Securities.

EXCHANGE OF CAPITAL SECURITIES FOR JUNIOR SUBORDINATED DEBENTURES

  The holders of all of the outstanding Common Securities have the right at any time to terminate the Issuer and, after satisfaction of liabilities to creditors of the Issuer as required by applicable law, cause the Junior Subordinated Debentures to be distributed to the holders of the Capital Securities and Common Securities in exchange therefor upon liquidation of the Issuer. See "Certain Terms of Capital Securities--Liquidation of Issuer and Distribution of Junior Subordinated Debentures to Holders".

  Under current United States federal income tax law and interpretations, a distribution of the Junior Subordinated Debentures upon liquidation of the Issuer would not be a taxable event to holders of the Capital Securities. However, if any event described in clauses (a) and (b) of the definition of "Tax Event" above were to occur which would cause the Issuer to be subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures, as the case would be if, for example, the Issuer were treated as an association taxable as a corporation, a distribution of the Junior Subordinated Debentures by the Issuer could be a taxable event to the Issuer and the holders of the Capital Securities. See "U.S. Federal Income Tax Consequences--Distribution of the Junior Subordinated Debentures to Holders of Capital Securities Upon Liquidation of the Issuer".

SHORTENING OF STATED MATURITY OF JUNIOR SUBORDINATED DEBENTURES

  The Corporation will have the right at any time to shorten the maturity of
the Junior Subordinated Debentures to a date not earlier than      , 2013 and
thereby cause the Capital Securities to be redeemed on such earlier date.

MARKET PRICES

  There can be no assurance as to the market prices for Capital Securities or Junior Subordinated Debentures that may be distributed in exchange for Capital Securities upon liquidation of the Issuer. Accordingly, the Capital Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Junior Subordinated Debentures that a holder of Capital

Securities may receive on liquidation of the Issuer, may trade at a discount to the price that the investor paid to purchase the Capital Securities offered hereby. As a result of the existence of the Corporation's right to defer interest payments, the market price of the Capital Securities (which represent preferred beneficial interests in the Issuer) may be more volatile than the market prices of other securities on which original issue discount accrues that are not subject to such deferrals. In addition, because the Corporation has the right to shorten the Stated Maturity of the Junior Subordinated Debentures, there can be no assurance that the Corporation will not exercise its option to change the maturity of the Junior Subordinated Debentures as permitted by the terms thereof and of the Indenture. If the Corporation does exercise such option, there can be no assurance that the shortening the maturity of the Junior Subordinated Debentures will not have an effect on the market price of the Capital Securities. See "Certain Terms of the Junior Subordinated Debentures" and "Description of Junior Subordinated Debentures-- Corresponding Junior Subordinated Debentures" in the accompanying Prospectus.

RIGHTS UNDER THE GUARANTEE; DIRECT ACTION

  The Guarantee guarantees to the holders of the Capital Securities the following payments, to the extent not paid by the Issuer: (i) any accumulated and unpaid Distributions required to be paid on the Capital Securities, to the extent that the Issuer has funds on hand available therefor at such time,
(ii) the redemption price with respect to any Trust Securities called for redemption, to the extent that the Issuer has funds on hand available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding-up or liquidation of the Issuer (unless the Junior Subordinated Debentures are distributed to holders of the Trust Securities), the lesser of (a) the aggregate of the Liquidation Amount and all accumulated and unpaid Distributions to the date of payment to the extent that the Issuer has funds on hand available therefor at such time and (b) the amount of assets of the Issuer remaining available for distribution to holders of the Capital Securities. The Guarantee will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Bankers Trust Company will act as the indenture trustee under the Guarantee (the "Guarantee Trustee") for the purposes of compliance with the Trust Indenture Act and will hold the Guarantee for the benefit of the holders of the Capital Securities. Bankers Trust Company will also act as Debenture Trustee for the Junior Subordinated Debentures and as Property Trustee under the Trust Agreement and Bankers Trust (Delaware) will act as Delaware Trustee under the Trust Agreement.

  The holders of not less than a majority in aggregate liquidation amount of the outstanding Capital Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust power conferred upon the Guarantee Trustee under the Guarantee. Any holder of the Capital Securities may institute a legal proceeding directly against the Corporation to enforce its rights under the Guarantee without first instituting a legal proceeding against the Issuer, the Guarantee Trustee or any other person or entity. If the Corporation were to default on its obligation to pay amounts payable under the Junior Subordinated Debentures, the Issuer would lack funds for the payment of Distributions or amounts payable on redemption of the Capital Securities or otherwise, and, in such event, holders of the Capital Securities would not be able to rely upon the Guarantee for payment of such amounts. Instead, in the event a Debenture Event of Default shall have occurred and be continuing and such event is attributable to the failure of the Corporation to pay interest on or principal of the Junior Subordinated Debentures on the payment date on which such payment is due and payable, then a holder of Capital Securities may institute a legal proceeding directly against the Corporation for enforcement of payment to such holder of the principal of or interest on such Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Capital Securities of such holder (a "Direct Action"). In connection with such Direct Action, the Corporation will have a right of set-off under the Indenture to the extent of any payment made by the Corporation to such holder of Capital Securities in the Direct Action. Except as described herein, holders of Capital Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debentures or assert directly any other rights in respect of the Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures--Enforcement of Certain Rights by Holders of Capital Securities" and "--Debenture Events of Default" and "Description of Guarantees" in the accompanying Prospectus. The Trust Agreement provides that each holder of Capital Securities by acceptance thereof agrees to the provisions of the Guarantee and the Indenture.

LIMITED VOTING RIGHTS

  Holders of Capital Securities generally will have limited voting rights relating generally to the modification of the Capital Securities and the Guarantee and the exercise of the Issuer's rights as holder of Junior Subordinated Debentures. Holders of Capital Securities will not be entitled to vote to appoint, remove or replace the Property Trustee or the Delaware Trustee except upon the occurrence of certain events described in the accompanying Prospectus. The Property Trustee and the holders of all of the Common Securities may, subject to certain conditions, amend the Trust Agreement without the consent of holders of Capital Securities to ensure that
(i) the Issuer will be classified for United States federal income tax purposes as a grantor trust or as other than as an association taxable as a corporation, (ii) the Junior Subordinated Debentures will be treated as indebtedness of the Corporation or (iii) the Issuer will not be required to register as an "investment company" under the Investment Company Act. See "Description of Capital Securities--Voting Rights; Amendment of Each Trust Agreement" and "--Removal of Issuer Trustees; Appointment of Successors" in the accompanying Prospectus.

TRADING CHARACTERISTICS OF CAPITAL SECURITIES

  Application has been made to list the Capital Securities on the New York Stock Exchange under the symbol " ". The Capital Securities may trade at prices that do not fully reflect the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Debentures. A holder of Capital Securities that disposes of its Capital Securities between record dates for payments of Distributions (and consequently does not receive a Distribution from the Issuer for the period prior to such disposition) will nevertheless be required to include accrued but unpaid interest on the Junior Subordinated Debentures through the date of disposition in income as ordinary income for U.S. federal income tax purposes. Such holder will recognize a capital loss to the extent the selling price (which may not fully reflect the value of accrued but unpaid interest) is less than its adjusted tax basis. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "U.S. Federal Income Tax Consequences--Sale or Redemption of Capital Securities".

  As indicated above, application has been made to list the Capital Securities on the New York Stock Exchange. If the Capital Securities are not listed on a national securities exchange or the NASDAQ National Market and the underwriters do not make a market for the securities, the liquidity of the Capital Securities could be adversely affected.

                   AMERICAN EXPRESS COMPANY CAPITAL TRUST I

  American Express Company Capital Trust I is a statutory business trust created under Delaware law pursuant to (i) the Trust Agreement executed by the Corporation, as Depositor and Bankers Trust (Delaware), as Delaware Trustee and (ii) the filing of a certificate of trust with the Delaware Secretary of State on May 29, 1998. The Issuer's business and affairs are conducted by its trustees: initially Bankers Trust Company, as Property Trustee and Bankers Trust (Delaware), as Delaware Trustee. In addition, two individuals who are employees or officers of or affiliated with the holder of a majority of the Common Securities will act as administrators with respect to the Issuer (the "Administrators"). The

Administrators will be selected by the holders of the Common Securities. See "Description of Capital Securities--Miscellaneous" in the accompanying Prospectus. The Issuer exists for the exclusive purposes of (i) issuing and selling the Trust Securities, (ii) using the proceeds from the sale of Trust Securities to acquire Junior Subordinated Debentures issued by the Corporation and (iii) engaging in only those other activities necessary or incidental thereto (such as registering the transfer of the Capital Securities). Accordingly, the Junior Subordinated Debentures will be the sole assets of the Issuer, and payments under the Junior Subordinated Debentures will be the sole revenue of the Issuer.

  All of the Common Securities will be initially owned by the Corporation. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Capital Securities, except that upon the occurrence and continuance of an event of default under the Trust Agreement resulting from an event of default under the Indenture, the rights of the Corporation, as holder of the Common Securities, to payment in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Capital Securities. See "Description of Capital Securities--Subordination of Common Securities" in the accompanying Prospectus. The Corporation will acquire Common Securities in an aggregate liquidation amount equal to 3% of the total capital of the Issuer. The Issuer has a term of 55 years, but may terminate earlier as provided in the Trust Agreement. The principal executive office of the Issuer is at World Financial Center, 200 Vesey Street, New York, New York 10285, and its telephone number is (212) 640-2000. See "The Issuers" in the accompanying Prospectus.

  It is anticipated that the Issuer will not be subject to the reporting requirements under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                                THE CORPORATION

  Through its subsidiaries, the Corporation is primarily engaged in the business of providing travel related services, financial advisory services and international banking services throughout the world.

  Travel related services are offered principally through American Express Travel Related Services Company, Inc. and its subsidiaries ("TRS") and include a variety of products and services, including the American Express(R) Card, the Optima Card(R) and other consumer and corporate lending products (the "Cards"), the American Express(R) Travelers Cheque (the "Travelers Cheque") and other stored value products, business expense management products and services, tax preparation and bookkeeping services, corporate and consumer travel products and services, magazine publishing, and management and merchant transaction processing, point of sale and back office products and services. At December 31, 1997, there were 42.7 million Cards in force worldwide, and worldwide Card billed business for the year ended December 31, 1997 was $209.2 billion. U.S. consumer lending operations are conducted by American Express Centurion Bank, a wholly-owned subsidiary of TRS whose deposits are insured by the Federal Deposit Insurance Corporation. Travelers Cheque sales for the year ended December 31, 1997 were $25 billion.

  American Express Financial Corporation ("AEFC") and its subsidiaries are engaged in providing a variety of financial products and services to help individuals, businesses and institutions establish and achieve their financial goals. AEFC's products and services include financial planning and advice, insurance and annuities, a variety of investment products, including investment certificates, mutual funds and limited partnerships, investment advisory services, trust and employee plan administration services, personal auto and homeowner's insurance and retail securities brokerage services. At December 31, 1997, American Express Financial Advisors Inc. ("AEFA"), AEFC's principal marketing subsidiary, maintained a nationwide financial planning field force of 8,776 persons. At December 31, 1997, AEFA's assets owned and/or managed totaled approximately $173.4 billion.

  American Express Bank Ltd., together with its subsidiaries ("AEBL") offers products that meet the financial services needs of four client groups: corporations, financial institutions, affluent individuals and retail customers. AEBL's five primary business lines are corporate banking and finance, correspondent banking, private banking, personal financial services and global trading. AEBL does not do business in the United States except as an incident to its activities outside the United States.

  The Corporation has its principal executive offices at World Financial Center, 200 Vesey Street, New York, New York 10285, and its telephone number is (212) 640-2000.

                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the Corporation's ratios of earnings to fixed charges for the years and periods indicated:

                                         THREE MONTHS
                                             ENDED
                                           MARCH 31    YEAR ENDED DECEMBER 31,
                                         ------------- ------------------------
                                          1998   1997  1997 1996 1995 1994 1993
                                         ------ ------ ---- ---- ---- ---- ----
Ratio of Earnings to Fixed Charges......   2.09   2.26 2.22 2.17 1.86 1.90 2.20

  In computing the ratio of earnings to fixed charges, "earnings" consist of pretax income from continuing operations plus interest expense and other adjustments. For purposes of computing "earnings", other adjustments included adding the amortization of capitalized interest, the net loss of affiliates accounted for under the equity method whose debt is not guaranteed by the Corporation, the minority interest in the earnings of majority-owned subsidiaries with fixed charges, and the interest component of rental expense and subtracting undistributed net income of affiliates accounted for under the equity method.

  "Fixed charges" consist of interest expense and other adjustments, including capitalized interest costs and the interest component of rental expense. Interest expense includes interest expense related primarily to the international banking operations of the Corporation and TRS's Cardmember lending activities, which is netted against interest and dividends and Cardmember lending net finance charge revenue, respectively, in the Corporation's Consolidated Statements of Income.

  On May 31, 1994, the Corporation completed the spin-off of Lehman Brothers Holdings, Inc. ("Lehman Brothers") through a dividend to common shareholders of the Corporation. Accordingly, Lehman Brothers' results are reported as a discontinued operation and are excluded from the above computation for all periods presented. In March 1993, the Corporation reduced its ownership in First Data Corporation ("FDC") to approximately 22 percent through a public offering. As a result, beginning in 1993, FDC was reported as an equity investment in the above computation. In the fourth quarter of 1995, the Corporation's ownership was further reduced to approximately 10 percent as a result of shares issued by FDC in connection with a merger transaction. Accordingly, as of December 31, 1995, the Corporation's investment in FDC is accounted for as Investments--Available for sale.

                                USE OF PROCEEDS

  All of the proceeds from the sale of Capital Securities will be invested by the Issuer in Junior Subordinated Debentures. The Corporation intends that the proceeds from the sale of such Junior Subordinated Debentures will be used for general corporate purposes.

                                CAPITALIZATION

  The following table sets forth the consolidated capitalization of the Corporation and its subsidiaries (in millions) as of December 31, 1997 and as adjusted to give effect to the consummation of the offering of the Capital Securities. The following data should be read in conjunction with the consolidated financial statements and notes thereto included in the documents incorporated herein by reference. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

                                                          OUTSTANDING
                                                          DECEMBER 31,    AS
                                                              1997     ADJUSTED
                                                          ------------ --------
LONG-TERM INDEBTEDNESS
  Notes due June 15, 2000................................   $   300     $
  Notes due November 15, 2001............................       299
  Notes due August 15, 2001..............................       299
  Floating Rate Notes due December 18, 2001..............       300
  Floating Rate Notes due May 1, 2002....................       399
  Notes due August 12, 2002..............................       400
  Notes due June 23, 2004................................       499
  Other Fixed Senior Notes due 1998-2022.................     1,509
  Other Floating Senior Notes due 1998-2002..............     3,106
  Other Floating Rate Notes due 1999-2004................       506
  Other Fixed Rate Notes due 1998-2006...................       256
                                                            -------     -----
    Total................................................   $ 7,873     $
Guaranteed Preferred Beneficial Interests in the
 Corporation's Junior Subordinated Deferrable Interest
 Debentures(1)...........................................       --
STOCKHOLDERS' EQUITY
  Common shares; par value $.60 a share (authorized 1.2
   billion shares; 466.4 million shares issued and
   outstanding)..........................................       280
  Capital surplus........................................     4,624
  Net unrealized securities gains........................       579
  Foreign currency translation adjustments...............       (97)
  Retained earnings......................................     4,188
                                                            -------     -----
    Total stockholders' equity...........................     9,574
                                                            -------     -----
Total Capitalization.....................................   $17,447     $
                                                            =======     =====

--------
(1)  As described herein, the sole assets of the Issuer will be $515,464,000
     of   % Junior Subordinated Debentures, issued by the Corporation to the
     Issuer. The Junior Subordinated Debentures will mature on       , 2028
     which date may be shortened to a date not earlier than     , 2013. The
     Corporation owns all of the Common Securities of the Issuer, which accrue
     distributions at the rate of    % per annum.

  Except as set forth herein, there has been no material change in the consolidated capitalization of the Corporation and its subsidiaries since December 31, 1997 to the date of this Prospectus Supplement.

                            SELECTED FINANCIAL DATA

  The following table presents summary consolidated financial data derived from the consolidated financial statements of the Corporation. This summary is qualified in its entirety by the financial statements and the notes thereto included in the documents incorporated herein by reference. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

                                THREE
                            MONTHS ENDED                   YEAR ENDED DECEMBER 31,
                          --------------------    ------------------------------------------------------
                            1998        1997        1997        1996        1995       1994       1993
                          --------    --------    --------    --------    --------    -------    -------
                           (MILLIONS, EXCEPT PER SHARE AMOUNTS AND PERCENTAGES)
OPERATING RESULTS
Net revenues............. $  4,521    $  4,164    $ 17,760    $ 16,380    $ 15,921    $14,342    $13,301
Percent increase
 (decrease)..............        9%          7%          8%          3%         11%         8%        (7%)
Expenses.................    3,907       3,524      15,010      13,716      13,738     12,451     10,975
Income from continuing
 operations before
 accounting changes
 As reported.............      460         454       1,991       1,901       1,564      1,380      1,605
 Adjusted(1).............      460         454       1,991       1,739       1,564      1,380      1,172
Net income...............      460         454       1,991       1,901       1,564      1,413      1,478
Return on average
 shareholders'
 equity(2)...............       23.1%       23.0%       23.5%       22.8%       22.0%      20.3%      20.9%
                           AS OF MARCH 31,          AS OF AND FOR YEAR ENDED DECEMBER 31,
                          --------------------    ------------------------------------------------------
                            1998        1997        1997        1996        1995       1994       1993
                          --------    --------    --------    --------    --------    -------    -------
                           (MILLIONS, EXCEPT PER SHARE AMOUNTS AND PERCENTAGES)
BALANCE SHEET
Cash and cash
 equivalents............. $  4,342    $  3,170    $  4,179    $  2,677    $  3,200    $ 3,433    $ 3,312
Accounts receivable and
 accrued interest, net...   20,094      19,164      21,774      20,491      19,914     17,147     16,142
Investments..............   39,876      38,140      39,648      38,339      42,561     40,108     39,308
Loans, net...............   19,416      19,182      20,109      18,518      16,091     14,722     14,796
Total assets.............  120,303     108,105     120,003     108,512     107,405     97,006     94,132
Customers' deposits......    9,724      10,603       9,444       9,555       9,889     10,013     11,131
Travelers Cheques
 outstanding.............    5,585       5,766       5,634       5,838       5,697      5,271      4,800
Insurance and annuity
 reserves................   26,039      25,817      26,165      25,674      25,157     24,849     23,406
Short-term debt..........   18,151      17,324      20,570      18,402      17,654     14,810     12,489
Long-term debt...........    8,140       6,331       7,873       6,552       7,570      7,162      8,561
Shareholders' equity.....    9,425       8,382       9,574       8,528       8,220      6,433      8,734

--------
(1) Adjusted to exclude: in 1996--a $300 million gain on the exchange of the Corporation's DECS and a $138 million restructuring charge; 1993--a $433 million gain on the sale of FDC shares.
(2) Return on average shareholders' equity is based on adjusted income from continuing operations before accounting changes and excludes the effect of SFAS No. 115 beginning in 1994.

                             ACCOUNTING TREATMENT

  For financial reporting purposes, the Issuer will be treated as a subsidiary of the Corporation and, accordingly, the accounts of the Issuer will be included in the consolidated financial statements of the Corporation. The Capital Securities will be presented as a separate line item in the consolidated balance sheets of the Corporation, entitled "Guaranteed Preferred Beneficial Interests in the Company's Junior Subordinated Deferrable Interest Debentures" and appropriate disclosures about the Capital Securities, the Guarantee and the Junior Subordinated Debentures will be included in the notes to the consolidated financial statements. For financial reporting purposes, the Corporation will record Distributions payable on the Capital Securities as an expense in the consolidated statements of income.

  The Corporation has determined that future financial reports of the Corporation will: (i) include in a footnote to the financial statements disclosure that the sole assets of the Issuer are the Junior Subordinated Debentures; and (ii) if Staff Accounting Bulletin 53 treatment is sought, include, in an audited footnote to the financial statements, disclosure that
(a) the trust is wholly owned, (b) the sole assets of the Issuer are the Junior Subordinated Debentures and (c) the obligations of the Corporation under the Junior Subordinated Debentures, the Indenture, Trust Agreement, Guarantee and Expense Agreement, in the aggregate, constitute a full and unconditional guarantee by the Corporation of the Issuer's obligations under the Capital Securities.

                      CERTAIN TERMS OF CAPITAL SECURITIES

GENERAL

  The following summary of certain terms and provisions of the Capital Securities supplements the description of the terms and provisions of the Capital Securities set forth in the accompanying Prospectus under the heading "Description of Capital Securities", to which description reference is hereby made. This summary of certain terms and provisions of the Capital Securities, which summarizes the material provisions thereof, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Trust Agreement to which reference is hereby made. The form of Trust Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement and accompanying Prospectus form a part.

DISTRIBUTIONS

  The Capital Securities represent beneficial interests in the Issuer, and Distributions on the Capital Securities will be payable at the annual rate of
 % of the stated Liquidation Amount of $25, payable quarterly in arrears on
     ,      ,       and       of each year (each a "Distribution Date"), to
the holders of the Capital Securities at the close of business on the fifteenth day (whether or not a Business Day (as defined below)) next preceding the relevant Distribution Date. Distributions will accumulate from the date of original issuance. The first Distribution payment date for the
Capital Securities will be      , 1998. The amount of Distributions payable
for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which Distributions are payable on the Capital Securities is not a Business Day, then payment of the Distributions payable on such date will be made on the next succeeding day that is a Business Day (and without any additional Distributions or other payment in respect of any such delay) with the same force and effect as if made on the date such payment was originally payable. The Paying Agent for the Capital Securities shall be Bankers Trust Company. See "Description of Capital Securities--Distributions" in the accompanying Prospectus.

  So long as no event of default under the Indenture has occurred and is continuing, the Corporation has the right under the Indenture to defer payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. As a consequence of any such deferral of interest payments by the Corporation, quarterly Distributions on the Capital Securities will also be deferred by the Issuer during any such Extension Period. Distributions to which holders of the Capital Securities are entitled will accumulate additional Distributions thereon at the rate per annum of % thereof, compounded quarterly from the relevant payment date for such Distributions. The term "Distributions" as used herein shall include any such additional Distributions. During any such Extension Period, the Corporation may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Corporation's capital stock or (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Corporation that rank pari passu in all respects with or junior in interest to the Junior Subordinated Debentures (other than (a) repurchases, redemptions or other acquisitions of shares of capital stock of the Corporation in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of capital stock of the Corporation (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the applicable Extension Period, (b) as a result of any exchange or conversion of any class or series of the Corporation's capital stock (or any capital stock of a subsidiary of the Corporation) for any class or series of the Corporation's capital stock or of any class or series of the Corporation's indebtedness for any class or series of the Corporation's capital stock, (c) the purchase of fractional interests in shares of the Corporation's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (d) any declaration of a dividend in connection with any stockholder's rights plan, or the issuance of rights, stock or other property under any stockholder's rights plan, or the redemption or repurchase of rights pursuant thereto, or (e) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock). Prior to the termination of any such Extension Period, the Corporation may further defer the payment of interest on the Junior Subordinated Debentures, provided that no Extension Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all interest then accrued and unpaid (together with interest thereon at the rate of % per annum, compounded quarterly, to the extent permitted by applicable law), the Corporation may elect to begin a new Extension Period. There is no limitation on the number of times that the Corporation may elect to begin an Extension Period. See "Certain Terms of Junior Subordinated Debentures--Option to Defer Interest Payments" and "U.S. Federal Income Tax Consequences--Interest Income and Original Issue Discount".

  The Corporation has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debentures.

REDEMPTION

  Upon the repayment or redemption, in whole or in part, of the Junior Subordinated Debentures, whether at Stated Maturity or upon earlier redemption as provided in the Indenture, the proceeds from such repayment or redemption shall be applied by the Property Trustee to redeem a Like Amount (as defined in the accompanying Prospectus) of Trust Securities, upon not less than 30 nor more than 60 days notice prior to the date fixed for repayment or redemption, at a redemption price (the "Redemption Price"), equal to the aggregate Liquidation Amount of such Trust Securities plus accumulated and unpaid Distributions thereon to the date of redemption (the "Redemption Date"). See "Description of Capital Securities--Redemption or Exchange" in the accompanying Prospectus. For a description of the Stated Maturity and redemption provisions of the Junior Subordinated Debentures, see "Certain Terms of Junior Subordinated Debentures--General" and "--Redemption".

  The Corporation has the right to redeem the Junior Subordinated Debentures
(i) on or after      , 2003, in whole at any time or in part from time to
time, or (ii) at any time prior to      , 2003, in whole (but not in part) at
any time within 90 days following the occurrence and during the continuation of a Tax Event or Investment Company Event at the Redemption Price. A redemption of the Junior Subordinated Debentures would cause a mandatory redemption of a Like Amount of the Capital Securities and Common Securities.

  A "Tax Event" means the receipt by the Issuer of an opinion of counsel experienced in such matters to the effect that, as a result of (a) any amendment to or change (including any announced prospective change) in the laws or any regulations thereunder of the United States or any political subdivision or taxing authority thereof or therein, or (b) any judicial decision or any official administrative pronouncement (including any private letter ruling, technical advice memorandum or field service advice) or regulatory procedure (an "Administrative Action"), regardless of whether such judicial decision or Administrative Action is issued to or in connection with a proceeding involving the Corporation or the Issuer and whether or not subject to review or appeal, which amendment, change, Administrative Action or decision is enacted, promulgated or announced, in each case, on or after the date of this Prospectus Supplement, there is more than an insubstantial risk that (i) the Issuer is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures, (ii) interest payable by the Corporation or original issue discount accruing on the Junior Subordinated Debentures is not, or within 90 days of such opinion, will not be, deductible by the Corporation, in whole or in part, for United States federal income tax purposes, or (iii) the Issuer is, or will be within 90 days of the date of the opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

  "Investment Company Event" means the receipt by the Issuer of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a written change (including any announced prospective change) in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the Issuer is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), which change or prospective change becomes effective or would become effective, as the case may be, on or after the date of the issuance of the Capital Securities.

  Payment of Additional Sums. If a Tax Event described in clause (i) or (iii) of the definition of Tax Event has occurred and is continuing and the Issuer is the holder of all of the Junior Subordinated Debentures, the Corporation will pay Additional Sums (as defined below), if any, on the Junior Subordinated Debentures.

  "Additional Sums" means the additional amounts as may be necessary in order that the amount of Distributions then due and payable by the Issuer on the outstanding Capital Securities and Common Securities will not be reduced as a result of certain additional taxes, duties and other governmental charges to which the Issuer has become subject as a result of a Tax Event.

LIQUIDATION OF ISSUER AND DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES TO HOLDERS

  The amount payable on the Capital Securities in the event of any liquidation of the Issuer is $25 per Capital Security plus accumulated and unpaid Distributions, subject to certain exceptions, which may be in the form of a distribution of such amount in Junior Subordinated Debentures.

  The holders of all of the outstanding Common Securities will have the right at any time to liquidate the Issuer and cause the Junior Subordinated Debentures to be distributed to the holders of the Capital Securities and Common Securities in exchange therefor upon liquidation of the Issuer.

  Under current United States federal income tax law, a distribution of Junior Subordinated Debentures in exchange for Capital Securities would not be a taxable event to holders of the Capital Securities. However, should any event described in clauses (a) and (b) of the definition of "Tax Event" above occur, the distribution of the Junior Subordinated Debentures could be a taxable event to holders of the Capital Securities. See "U.S. Federal Income Tax Consequences--Distribution of Junior Subordinated Debentures to Holders of Capital Securities Upon Liquidation of the Issuer". If the Corporation elects neither to redeem the Junior Subordinated Debentures prior to maturity nor to liquidate the Issuer and distribute the Junior Subordinated Debentures to holders of the Capital Securities in exchange therefor, the Capital Securities will remain outstanding until the Stated Maturity of the Junior Subordinated Debentures.

  If the Corporation elects to liquidate the Issuer and thereby causes the Junior Subordinated Debentures to be distributed to holders of the Capital Securities in exchange therefor upon liquidation of the Issuer, the Corporation shall continue to have the right to shorten the maturity of the Junior Subordinated Debentures, subject to certain conditions as described under "Certain Terms of Junior Subordinated Debentures--General".

REGISTRATION OF CAPITAL SECURITIES

  The Capital Securities will be represented by global certificates registered in the name of DTC or its nominee. Beneficial interests in the Capital Securities will be shown on, and transfers thereof will be effected only through, records maintained by Participants in DTC (as defined in the accompanying Prospectus). Except as described below and in the accompanying Prospectus, Capital Securities in certificated form will not be issued in exchange for the global certificates. See "Book-Entry Issuance" in the accompanying Prospectus.

  A global security shall be exchangeable for Capital Securities registered in the names of persons other than DTC or its nominee only if (i) DTC notifies the Issuer that it is unwilling or unable to continue as a depositary for such global security and no successor depositary shall have been appointed, or if at any time DTC ceases to be a clearing agency registered under the Exchange Act, at a time when DTC is required to be so registered to act as such depositary, (ii) the Issuer in its sole discretion determines that such global security shall be so exchangeable or (iii) there shall have occurred and be continuing an event of default under the Indenture with respect to the Junior Subordinated Debentures. Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in such names as DTC shall direct. It is expected that such instructions will be based upon directions received by DTC from its Participants with respect to ownership of beneficial interests in such global security. In the event that Capital Securities are issued in definitive form, such Capital Securities will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below.

  Payments on Capital Securities represented by a global security will be made to DTC, as depositary for the Capital Securities. In the event Capital Securities are issued in certificated form, the Liquidation Amount and Distributions will be payable, the transfer of the Capital Securities will be registrable, and Capital Securities will be exchangeable for Capital Securities of other denominations of a like aggregate Liquidation Amount, at the corporate office of the Property Trustee in New York, New York, or at the offices of any paying agent or transfer agent chosen by the Property Trustee and acceptable to the Administrators, provided that payment of any Distribution may be made by check mailed to the address of the persons entitled thereto or by wire transfer. In addition, if the Capital Securities are issued in certificated form, the record dates for payment of Distributions will be the 15th day of the month in which the relevant Distribution payment is scheduled to be made. For a description of DTC and the terms of DTC arrangements relating to payments, transfers, voting rights, redemptions, and other notices and other matters, see "Book-Entry Issuance" in the accompanying Prospectus.

                CERTAIN TERMS OF JUNIOR SUBORDINATED DEBENTURES

GENERAL

  The following summary of certain terms and provisions of the Junior Subordinated Debentures supplements the description of the terms and provisions of the Corresponding Junior Subordinated Debentures set forth in the accompanying Prospectus under the headings "Description of Junior Subordinated Debentures", to which description reference is hereby made. The summary of certain terms and provisions of the Junior Subordinated Debentures set forth below, which describes the material provisions thereof, does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture to which reference is hereby made. The form of Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement and accompanying Prospectus form a part.

  Concurrently with the issuance of the Capital Securities, the Issuer will invest the proceeds thereof, together with the consideration paid by the Corporation for the Common Securities, in the Junior Subordinated Debentures issued by the Corporation. The Junior Subordinated Debentures will have an aggregate principal amount of $515,464,000 and will bear interest at the annual rate of % of the principal amount thereof, payable quarterly in
arrears on      ,      ,       and       of each year (each, an "Interest
Payment Date"), commencing      , 1998, to the person in whose name each
Junior Subordinated Debenture is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. It is anticipated that, until the liquidation, if any, of the Issuer, the Junior Subordinated Debentures will be held in the name of the Property Trustee in trust for the benefit of the holders of the Trust Securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Junior Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date such payment was originally payable. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount thereof (to the extent permitted by law) at the rate per annum of % thereof, compounded quarterly from the relevant Interest Payment Date. The term "interest" as used herein shall include quarterly interest payments, interest on quarterly interest payments not paid on the applicable Interest Payment Date and Additional Sums, as applicable.

  The Junior Subordinated Debentures will be issued under the Indenture. The
Junior Subordinated Debentures will mature on      , 2028 (such date, as it
may be shortened or extended as hereinafter described, the "Stated Maturity").
Such date may be shortened to a date not earlier than      , 2013. In the
event the Corporation elects to shorten the Stated Maturity of the Junior Subordinated Debentures, it shall give notice to the Debenture Trustee, and the Debenture Trustee shall give notice of such shortening to the holders of the Junior Subordinated Debentures no more than 30 and no less than 60 days prior to the effectiveness thereof.

  The Junior Subordinated Debentures will be unsecured and will rank junior and be subordinate in right of payment to all Senior Debt of the Corporation. See "Description of Junior Subordinated Debentures--Subordination" in the accompanying Prospectus. Substantially all of the Corporation's existing indebtedness constitutes Senior Debt. Because the Corporation is a holding company, the right of the Corporation to participate in any distribution of assets of any subsidiary, including TRS, AEFC and AEBL, upon such subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of the Capital Securities to benefit indirectly from such distribution), is subject to the prior claims of creditors of that subsidiary, except to the extent that the Corporation may itself be recognized as a creditor of that subsidiary. Accordingly, the Junior Subordinated Debentures will be effectively subordinated to all existing and future liabilities of the Corporation's subsidiaries, and holders of Junior Subordinated Debentures should look only to the assets of the Corporation for payments on the Junior Subordinated Debentures. The Indenture does not limit the incurrence or issuance of other secured or unsecured debt of the Corporation, including Senior Debt, whether under the Indenture or any existing or other indenture that the Corporation may enter into in the future or otherwise. See "Description of Junior Subordinated Debentures--Subordination" in the accompanying Prospectus.

OPTION TO DEFER INTEREST PAYMENTS

  So long as no event of default under the Indenture has occurred and is continuing, the Corporation has the right under the Indenture at any time or from time to time during the term of the Junior Subordinated Debentures to defer payment of interest on the Junior Subordinated Debentures for a period not exceeding 20 consecutive quarters with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. At the end of such Extension Period, the Corporation must pay all interest then accrued and unpaid on the Junior Subordinated Debentures (together with interest on such unpaid interest at the annual rate of %, compounded quarterly from the relevant Interest Payment Date, to the extent permitted by applicable law). During an Extension Period, interest will continue to accrue and holders of Junior Subordinated Debentures (or holders of Capital Securities while they are outstanding) will be required to accrue interest income for United States federal income tax purposes. See "U.S. Federal Income Tax Consequences--Interest Income and Original Issue Discount".

  During any such Extension Period, the Corporation may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Corporation's capital stock or
(ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Corporation that rank pari passu in all respects with or junior in interest to the Junior Subordinated Debentures (other than (a) repurchases, redemptions or other acquisitions of shares of capital stock of the Corporation in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of capital stock of the Corporation (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the applicable Extension Period, (b) as a result of any exchange or conversion of any class or series of the Corporation's capital stock (or any capital stock of a subsidiary of the Corporation) for any class or series of the Corporation's capital stock or of any class or series of the Corporation's indebtedness for any class or series of the Corporation's capital stock, (c) the purchase of fractional interests in shares of the Corporation's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (d) any declaration of a dividend in connection with any stockholder's rights plan, or the issuance of rights, stock or other property under any stockholder's rights plan, or the redemption or repurchase of rights pursuant thereto, or (e) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock). Prior to the termination of any such Extension Period, the Corporation may further defer the payment of interest on the Junior Subordinated Debentures, provided that no Extension Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all interest then accrued and unpaid (together with
interest thereon at the rate of   % per annum compounded quarterly, to the
extent permitted by applicable law), the Corporation may elect to begin a new Extension Period subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. The Corporation must give the Issuer Trustees notice of its election to begin such Extension Period at least one Business Day prior to the earlier of (i) the date interest on the Junior

Subordinated Debentures would have been payable except for the election to begin such Extension Period or (ii) the date the Debenture Trustee is required to give notice to the New York Stock Exchange, the Nasdaq National Market or other applicable stock exchange or automated quotation system on which the Capital Securities are then listed or quoted or to holders of Junior Subordinated Debentures of the record date or (iii) the date such interest is payable, but in any event not less than one Business Day prior to such record date. The Debenture Trustee shall give notice of the Corporation's election to begin a new Extension Period to the holders of the Junior Subordinated Debentures. There is no limitation on the number of times that the Corporation may elect to begin an Extension Period. See "Description of Junior Subordinated Debentures--Option to Defer Interest Payments" in the accompanying Prospectus.

ADDITIONAL SUMS

  The Corporation has covenanted in the Indenture that, if and for so long as
(i) the Issuer is the holder of all Junior Subordinated Debentures and (ii) the Issuer is required to pay certain additional taxes, duties or other governmental charges as a result of a Tax Event, the Corporation will pay as additional amounts on the Junior Subordinated Debentures such amounts as shall be required so that the Distributions payable by the Issuer shall not be reduced as a result of any such additional taxes, duties or other governmental charges. See "Description of Capital Securities--Redemption".

  Pursuant to the Agreement as to Expenses and Liabilities, the Corporation will agree to pay all debts and other obligations (other than with respect to the Capital Securities) and all costs and expenses of the Issuer (including costs and expenses relating to the organization of the Issuer, the fees and expenses of the Issuer Trustees and the costs and expenses relating to the operation of the Issuer). The form of Agreement as to Expenses and Liabilities is included as Exhibit D in the form of Trust Agreement, which has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement and accompanying Prospectus form a part.

REDEMPTION

  The Junior Subordinated Debentures are redeemable prior to maturity at the
option of the Corporation (i) on or after      , 2003 in whole at any time or
in part from time to time, or (ii) at any time prior to    , 2003, in whole
(but not in part) at any time within 90 days following the occurrence and during the continuation of a Tax Event or Investment Company Event, in either case at a redemption price equal to the accrued and unpaid interest on the Junior Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof. See "Description of Junior Subordinated Debentures--Redemption" in the accompanying Prospectus. The proceeds of any such redemption will be used by the Issuer to redeem the Capital Securities.

DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES

  As described under "Certain Terms of Capital Securities--Liquidation of Issuer and Distribution of Junior Subordinated Debentures to Holders", under certain circumstances involving the termination of the Issuer, Junior Subordinated Debentures may be distributed to the holders of the Capital Securities in exchange therefor upon liquidation of the Issuer after satisfaction of liabilities to creditors of the Issuer as provided by applicable law. If distributed to holders of Capital Securities, the Junior Subordinated Debentures will initially be issued in the form of one or more global securities and DTC, or any successor depositary for the Capital Securities, will act as depositary for the Junior Subordinated Debentures. It is anticipated that DTC arrangements for the Junior Subordinated Debentures would be substantially identical to those in effect for the Capital Securities. If Junior Subordinated Debentures are distributed to the holders of Capital Securities in exchange therefor upon liquidation of the Issuer, the Corporation will use its best efforts to list the Junior Subordinated Debentures on the New York Stock Exchange or such other stock exchanges or automated quotation system, if any, on which the Capital Securities are then listed or quoted. There can be no assurance as to the market price of any Junior Subordinated Debentures that may be distributed to the holders of Capital Securities.

REGISTRATION OF JUNIOR SUBORDINATED DEBENTURES

  The Junior Subordinated Debentures will be represented by global certificates registered in the name of DTC or its nominee. Beneficial interests in the Junior Subordinated Debentures will be shown on, and transfers thereof will be effected only through, records maintained by Participants in DTC. Except as described below and in the accompanying Prospectus, Junior Subordinated Debentures in certificated form will not be issued in exchange for the global certificates. See "Book-Entry Issuance" in the accompanying Prospectus.

  A global security shall be exchangeable for Junior Subordinated Debentures registered in the names of persons other than DTC or its nominee only if (i) DTC notifies the Corporation that it is unwilling or unable to continue as a depositary for such global security and no successor depositary shall have been appointed, or if at any time DTC ceases to be a clearing agency registered under the Exchange Act, at a time when DTC is required to be so registered to act as such depositary, (ii) the Corporation in its sole discretion determines that such global security shall be so exchangeable, or
(iii) there shall have occurred and be continuing an event of default under the Indenture with respect to the Junior Subordinated Debentures. Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in such names as DTC shall direct. It is expected that such instructions will be based upon directions received by DTC from its Participants with respect to ownership of beneficial interests in such global security. In the event that Junior Subordinated Debentures are issued in definitive form, such Junior Subordinated Debentures will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below.

  Payments on Junior Subordinated Debentures represented by a global security will be made to DTC, as depositary for the Junior Subordinated Debentures. In the event Junior Subordinated Debentures are issued in certificated form, principal and interest will be payable, the transfer of the Junior Subordinated Debentures will be registrable, and Junior Subordinated Debentures will be exchangeable for Junior Subordinated Debentures of other denominations of a like aggregate principal amount, at the corporate office of the Debenture Trustee in New York, New York, or at the offices of any paying agent or transfer agent appointed by the Corporation, provided that payment of interest may be made at the option of the Corporation by check mailed to the address of the persons entitled thereto or by wire transfer. For a description of DTC and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Book-Entry Issuance" in the accompanying Prospectus.

                          CERTAIN TERMS OF GUARANTEE

  The Guarantee guarantees to the holders of the Capital Securities the following payments, to the extent not paid by the Issuer: (i) any accumulated and unpaid Distributions required to be paid on the Capital Securities, to the extent that the Issuer has funds on hand available therefor at such time, (ii) the Redemption Price with respect to any Capital Securities called for redemption, to the extent that the Issuer has funds on hand available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding-up or liquidation of the Issuer (unless the Junior Subordinated Debentures are distributed to holders of the Capital Securities), the lesser of (a) the aggregate of the Liquidation Amount and all accumulated and unpaid Distributions to the date of payment, to the extent that the Issuer has funds on hand available therefor at such time, and (b) the amount of assets of the Issuer remaining available for distribution to holders of the Capital Securities after payment of creditors of the

Issuer as required by applicable law. The Guarantee will be qualified as an indenture under the Trust Indenture Act. Bankers Trust Company will act as the Guarantee Trustee for the purposes of compliance with the Trust Indenture Act and will hold the Guarantee for the benefit of the holders of the Capital Securities. Bankers Trust Company will also act as Debenture Trustee for the Junior Subordinated Debentures and as Property Trustee.

  The holders of not less than a majority in aggregate Liquidation Amount of the Capital Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect to the Guarantee or to direct the exercise of any trust power conferred upon the Guarantee Trustee under the Guarantee. Any holder of the Capital Securities may institute a legal proceeding directly against the Corporation to enforce its rights under the Guarantee without first instituting a legal proceeding against the Issuer, the Guarantee Trustee or any other person or entity. If the Corporation were to default on its obligation to pay amounts payable under the Junior Subordinated Debentures, the Issuer would lack funds for the payment of Distributions or amounts payable on redemption of the Capital Securities or otherwise, and, in such event, holders of the Capital Securities would not be able to rely upon the Guarantee for payment of such amounts. Instead, if any event of default under the Indenture shall have occurred and be continuing and such event is attributable to the failure of the Corporation to pay interest or premium, if any, on or principal of the Junior Subordinated Debentures on the applicable payment date, then a holder of Capital Securities may institute a Direct Action against the Corporation pursuant to the terms of the Indenture for enforcement of payment to such holder of the principal of or interest or premium, if any, on such Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Capital Securities of such holder. In connection with such Direct Action, the Corporation will have a right to set-off under the Indenture to the extent of any payment made by the Corporation to such holder of Capital Securities in the Direct Action. Except as described herein, holders of Capital Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debentures or assert directly any other rights in respect of the Junior Subordinated Debentures. See "Description of Guarantees" in the accompanying Prospectus. The Trust Agreement provides that each holder of Capital Securities by acceptance thereof agrees to the provisions of the Guarantee, the Expense Agreement and the Indenture.

                     U.S. FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of U.S. federal income tax consequences material to the purchase, ownership and disposition of Capital Securities. This summary does not purport to be a comprehensive description of all of the tax consequences that may be relevant to a decision to purchase Capital Securities by any particular investor, including tax consequences that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary addresses the tax consequences only to a person that acquires Capital Securities on their original issue at their original offering price and that is (i) an individual citizen or resident of the United States, (ii) a corporation or partnership organized in or under the laws of the United States or any state thereof or the District of Columbia or (iii) otherwise subject to U.S. federal income taxation on a net income basis in respect of the Capital Securities (a "United States Holder"). This summary also does not address the tax consequences to (i) persons that are not United States Holders, except as described below under "--United States Alien Holders" (ii) persons that may be subject to special treatment under United States federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, traders in securities that elect to mark to market and dealers in securities or currencies, (iii) persons that will hold Capital Securities as part of a position in a "straddle" or as part of a "hedging," "conversion" or other integrated investment transaction for federal income tax purposes, (iv) persons whose functional currency is not the United States dollar or (v) persons that do not hold Capital Securities as capital assets.

  This summary is based upon the U.S. Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Such changes may be applied retroactively in a manner that could cause the tax consequences to vary substantially from the consequences described below, possibly adversely affecting a beneficial owner of Capital Securities. For example, a judicial decision could be issued or legislation could be enacted that would adversely affect the Corporation's ability to deduct interest or original issue discount on the Junior Subordinated Debentures, either of which might in turn permit the Corporation to cause a redemption of the Capital Securities. See "--Possible Tax Law Changes". The authorities on which this summary is based are subject to various interpretations, and it is therefore possible that the federal income tax treatment of the purchase, ownership and disposition of Capital Securities may differ from the treatment described below. All references herein to federal tax refer to United States federal tax.

  PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT WITH THEIR OWN TAX ADVISORS IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES AS TO THE UNITED STATES FEDERAL TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF CAPITAL SECURITIES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

CLASSIFICATION OF THE JUNIOR SUBORDINATED DEBENTURES AND THE ISSUER

  In connection with the issuance of the Junior Subordinated Debentures, Cleary, Gottlieb, Steen & Hamilton will render its opinion that, under then current law and assuming full compliance with the terms of the Indenture (and certain other documents), and based on certain facts and assumptions contained in such opinion, the Junior Subordinated Debentures will be treated for United States federal income tax purposes as indebtedness of the Corporation. By acceptance of a Capital Security, each United States Holder covenants to treat the Junior Subordinated Debentures as indebtedness of the Corporation and the Capital Securities as an undivided beneficial ownership interest in the Junior Subordinated Debentures.

  In connection with the issuance of the Capital Securities, Cleary, Gottlieb, Steen & Hamilton will render its opinion that, under then current law and assuming full compliance with the terms of the Trust Agreement and the Indenture (and certain other documents), and based on certain facts and assumptions contained in such opinion, the Issuer will be treated for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each United States Holder of Capital Securities will be considered the owner of an undivided beneficial ownership interest in the Junior Subordinated Debentures, and each United States Holder will be required to include in its gross income any interest (or original issue discount accrued) with respect to its allocable share of those Junior Subordinated Debentures. See "--Interest Income and Original Issue Discount".

  An opinion of Cleary, Gottlieb, Steen & Hamilton is not binding on the Internal Revenue Service (the "IRS") or the courts. Prospective investors should note that no rulings have been or are expected to be sought from the IRS with respect to any of these issues and no assurance can be given that the IRS will not take contrary positions. Moreover, no assurance can be given that any of the opinions expressed herein will not be challenged by the IRS or, if challenged, that such challenge will not be successful. See "--Possible Tax Law Changes".

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

  Under Treasury regulations applicable to debt instruments issued on or after August 13, 1996 (the "Regulations"), a contingency that stated interest will not be timely paid that is "remote", because of the terms of the relevant debt instrument, will be ignored in determining whether such debt instrument is issued with original issue discount ("OID"). As a result of terms and conditions of the Junior Subordinated Debentures that prohibit certain payments with respect to the Corporation's capital stock and indebtedness if the Corporation elects to extend interest payment periods, the Corporation believes that the likelihood of its exercising its option to defer payments is remote. See "Certain Terms of Junior Subordinated Debentures--Option to Defer Interest Payments". Based on the foregoing, the Corporation believes that the Junior Subordinated Debentures will not be considered to be issued with OID at the time of their original issuance and, accordingly, a United States Holder should include in gross income such holder's allocable share of interest on the Junior Subordinated Debentures in accordance with such holder's normal method of accounting for tax purposes.

  If the option to defer any payment of interest was determined not to be "remote" or if the Corporation exercises its option to defer any payment of interest, the Junior Subordinated Debentures would be treated as issued with OID at the time of issuance or at the time of such exercise, as the case may be, and all stated interest on the Junior Subordinated Debentures would thereafter be treated as OID as long as the Junior Subordinated Debentures remained outstanding. In such event, all of a United States Holder's taxable interest income with respect to the Junior Subordinated Debentures would be accounted for as OID on a constant yield method regardless of such holder's method of tax accounting, and actual distributions of stated interest would not be reported as taxable income. Consequently, a United States Holder would be required to include OID in gross income even though the Corporation would not make any actual cash payments during an Extension Period.

  The Regulations have not been addressed in any rulings or other interpretations by the IRS, and it is possible that the IRS could take a position contrary to the interpretation herein.

  Because income on the Capital Securities will constitute interest or OID, corporate United States Holders of the Capital Securities will not be entitled to a dividends-received deduction with respect to any income taken into account with respect to the Capital Securities.

DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES TO HOLDERS OF CAPITAL SECURITIES UPON LIQUIDATION OF THE ISSUER

  Under current law, a distribution by the Issuer of the Junior Subordinated Debentures as described under the caption "Certain Terms of Capital Securities--Liquidation of Issuer and Distribution of Junior Subordinated Debentures to Holders" will be non-taxable and will result in the United States Holder receiving directly its pro rata share of the Junior Subordinated Debentures previously held indirectly through the Issuer, with a holding period and aggregate tax basis equal to the holding period and aggregate tax basis such United States Holder had in its Capital Securities before such distribution. If, however, the liquidation of the Issuer were to occur because the Issuer is subject to United States federal income tax with respect to income accrued or received on the Junior Subordinated Debentures, as would be the case if, for example, the Issuer were treated as an association taxable as a corporation, the distribution of Junior Subordinated Debentures to a United States Holder by the Issuer would be a taxable event to the Issuer and each United States Holder, and each United States Holder would recognize gain or loss as if the United States Holder had exchanged its Capital Securities for the Junior Subordinated Debentures it received upon the liquidation of the Issuer. A United States Holder will include interest in income in respect of Junior Subordinated Debentures received from the Issuer in the manner described above under "--Interest Income and Original Issue Discount".

SALE OR REDEMPTION OF CAPITAL SECURITIES

  A United States Holder that sells (including a redemption for cash of its Capital Securities) Capital Securities will recognize gain or loss equal to the difference between its adjusted tax basis in the Capital Securities and the amount realized on the sale of such Capital Securities. Assuming that the Corporation does not exercise its option to defer payment of interest on the Junior Subordinated

Debentures and the Junior Subordinated Debentures are not considered issued with OID, a United States Holder's adjusted tax basis in the Capital Securities generally will be its initial purchase price. If the Junior Subordinated Debentures are deemed to be issued with OID, as a result of the Corporation's deferral of interest payments, a United States Holder's adjusted tax basis in the Capital Securities generally will be its initial purchase price, increased by OID previously includible in such United States Holder's gross income to the date of disposition and decreased by Distributions or other payments received on the Capital Securities since and including the date of the first Extension Period. Such gain or loss generally will be a capital gain or loss (except to the extent any amount realized is treated as a payment of accrued interest with respect to such United States Holder's pro rata share of the Junior Subordinated Debentures required to be included in income). Capital gain derived by non-corporate United States Holders on the sale of Capital Securities that have been held for more than eighteen months will be subject to a 20% maximum tax rate and capital gain derived by non-corporate United States Holders on the sale of Capital Securities that have been held for more than one year but less than eighteen months will be subject to a 28% maximum tax rate. To the extent the selling price is less than the United States Holder's adjusted tax basis, such holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

  The Capital Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Debentures. A United States Holder who uses the accrual method of accounting for tax purposes (and a cash method holder, if the Junior Subordinated Debentures are deemed to have been issued with OID) who disposes of its Capital Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Junior Subordinated Debentures through the date of disposition in income as ordinary income (i.e., interest or, possibly, OID), and to add such amount to the United States Holder's adjusted tax basis in the pro rata share of the underlying Junior Subordinated Debentures deemed disposed of. To the extent the selling price is less than the United States Holder's adjusted tax basis (which will include all accrued but unpaid interest), a United States Holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for U.S. federal income tax purposes.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

  The amount of interest income paid and OID accrued on the Capital Securities held of record by United States Holders (other than corporations and other exempt United States Holders) will be reported to the IRS. "Backup" withholding at a rate of 31% will apply to payments of interest to a nonexempt United States Holder unless the United States Holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions.

  Payment of the proceeds from the disposition of Capital Securities to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner establishes an exemption from information reporting and backup withholding.

  Any amounts withheld from a United States Holder under the backup withholding rules will be allowed as a refund or a credit against such United States Holder's United States federal income tax liability, provided the required information is furnished to the IRS.

  It is anticipated that income on the Capital Securities will be reported to holders on Form 1099-INT or, if the Corporation exercises its option to defer any payment of interest, on Form 1099-OID, and mailed to holders of the Capital Securities by January 31 following each calendar year.

POSSIBLE TAX LAW CHANGES

  Prospective investors should be aware that Enron Corporation has filed a petition in U.S. Tax Court challenging the proposed disallowance by the IRS of the deduction of interest expense on securities issued by Enron Corporation in 1993 and 1994 that are similar to, although different in a number of respects from, the Junior Subordinated Debentures. It is possible that a decision in that case could give rise to a Tax Event, which would permit the Corporation to cause a redemption of the Capital Securities, as described more fully under "Description of Capital Securities--Redemption or Exchange" in the accompanying Prospectus. Prospective investors also should be aware that legislation has been proposed by the Clinton Administration in the past that, if enacted, would have denied an interest expense deduction to issuers of instruments such as the Junior Subordinated Debentures. No such legislation is currently pending. There can be no assurance, however, that similar legislation will not ultimately be enacted into law, or that other developments will not occur on or after the date hereof that would adversely affect the tax treatment of the Junior Subordinated Debentures or the Issuer. Such changes also could give rise to a Tax Event.

UNITED STATES ALIEN HOLDERS

  For purposes of this discussion, a "United States Alien Holder" is a holder of Capital Securities that is a nonresident alien individual or a foreign corporation. Under present United States federal income tax laws: (i) payments by the Issuer or any of its paying agents to any holder of a Capital Security who or which is a United States Alien Holder will not be subject to withholding of United States federal income tax; provided that, (a) the beneficial owner of the Capital Security does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of the Corporation entitled to vote, (b) the beneficial owner of the Capital Security is not a controlled foreign corporation that is related to the Corporation through stock ownership, and (c) either (A) the beneficial owner of the Capital Security certifies to the Issuer or its agent, under penalty of perjury, that it is not a United States Holder and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution"), and holds the Capital Security in such capacity, certifies to the Issuer or its agent, under penalty of perjury, that such statement has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and furnishes the Issuer or its agent with a copy thereof; and (ii) a United States Alien Holder of a Capital Security will generally not be subject to withholding of United States federal income tax on any gain realized upon the sale or other disposition of a Capital Security provided the gain is not effectively connected with the conduct of a trade or business in the United States by the United States Alien Holder.

  On October 6, 1997, the Treasury Department issued new regulations (the "New Regulations") which may make certain modifications to the withholding, backup withholding and information reporting rules described above. The New Regulations attempt to unify certification requirements and modify reliance standards. The New Regulations will generally be effective for payments made after December 31, 1999, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the New Regulations.

                         CERTAIN ERISA CONSIDERATIONS

  Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (a "Plan"), should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Capital Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

  Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (also "Plans"), from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code ("Parties in Interest") with respect to such Plan. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

  Certain transactions involving the Issuer could be deemed to constitute direct or indirect prohibited transactions under ERISA and Section 4975 of the Code with respect to a Plan if the Capital Securities of the Issuer were acquired with "plan assets" of such Plan. For example, if the Corporation is a Party in Interest with respect to an investing Plan (either directly or by reason of its ownership of its subsidiaries), an indirect extension of credit prohibited by Section 406(a) (1) (B) of ERISA and Section 4975(c) (1) (B) of the Code between the Corporation and the investing Plan may be deemed to occur, unless exemptive relief were available under an applicable administrative exemption (see below).

  The DOL has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Capital Securities, assuming that assets of the Issuer were deemed to be "plan assets" of Plans investing in the Issuer (see above). Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

  Any purchaser or holder of the Capital Securities or any interest therein will be deemed to have represented by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 with respect to such purchase or holding.

  Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Capital Securities on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement, the Corporation and the Issuer have agreed that the Issuer will sell to each of the Underwriters named below, and each of such Underwriters, for whom Goldman, Sachs & Co., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, PaineWebber Incorporated, Prudential Securities Incorporated and Salomon Brothers Inc are acting as representatives, has severally agreed to purchase from the Issuer, the respective number of Capital Securities set forth opposite its name below:

                                                                      NUMBER OF
                                                                       CAPITAL
                             UNDERWRITER                              SECURITIES
                             -----------                              ----------
  Goldman, Sachs & Co. ..............................................
  Lehman Brothers Inc. ..............................................
  Merrill Lynch, Pierce, Fenner & Smith Incorporated.................
  Morgan Stanley & Co. Incorporated..................................
  PaineWebber Incorporated...........................................
  Prudential Securities Incorporated.................................
  Salomon Brothers Inc...............................................
    Total............................................................
                                                                        =====

  Under the terms and conditions of the Underwriting Agreement and the Pricing Agreement, the Underwriters are committed to take and pay for all of the Capital Securities, if any are taken.

  The Underwriters propose to offer the Capital Securities to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement and in part to certain dealers at such price less a concession not in excess of $ per Capital Security. The Underwriters may allow, and such dealers may re-allow, a discount not in excess of $ per Capital Security to certain brokers and dealers. After the Capital Securities are released for sale to the public, the public offering price, and other selling terms may from time to time be varied by the Underwriters.

  In view of the fact that the proceeds from the sale of the Capital Securities will be used to purchase the Junior Subordinated Debentures issued by the Corporation, the Underwriting Agreement provides that the Corporation will pay as Underwriters' compensation for the Underwriters' arranging the investment therein of such proceeds an amount of $ per Capital Security for the accounts of the several Underwriters.

  The Corporation and the Issuer have agreed that, during the period beginning from the date of the Underwriting Agreement and continuing to and including the earlier of (i) the termination of trading restrictions on the Capital Securities, as determined by the Underwriters, and (ii) 30 days after the closing date, they will not offer, sell, contract to sell or otherwise dispose of any Capital Securities, any other beneficial interests in the assets of the Issuer, or any preferred securities or any other securities of the Issuer or the Corporation which are substantially similar to the Capital Securities, including any guarantee of such securities, or any securities convertible into or exchangeable for or representing the right to receive securities, preferred securities or any such substantially similar securities of either the Issuer or the Corporation, without the prior written consent of the Underwriters, except for the Capital Securities offered in connection with this offering.

  Prior to this offering, there has been no public market for the Capital Securities. Application has been made to list the Capital Securities on the
NYSE under the symbol "    ". In order to meet one of the requirements for
listing the Capital Securities on the NYSE, the Underwriters will undertake to sell lots of 100 or more to a minimum of 400 beneficial holders. Trading of the Capital Securities on the NYSE is expected to commence within 30 days after the initial delivery of the Capital Securities. The representatives of the Underwriters have advised the Corporation that they intend to make a market in the Capital Securities prior to commencement of trading on the NYSE, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Capital Securities.

  In connection with the offering, the Underwriters may purchase and sell the Capital Securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Capital Securities, and syndicate short positions involve the sale by the Underwriters of a greater number of Capital Securities than they are required to purchase from the Issuer in the offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the Capital Securities sold in the offering for their account may be reclaimed by the syndicate if such Capital Securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Capital Securities, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

  The Corporation and the Issuer have agreed to indemnify the several Underwriters against, or contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

  Certain of the Underwriters or their affiliates have provided from time to time, and expect to provide in the future, investment or commercial banking services to the Corporation and its affiliates, for which such Underwriters or their affiliates have received or will receive customary fees and commissions.

                            VALIDITY OF SECURITIES

  Certain matters of Delaware law relating to the validity of the Capital Securities, the enforceability of the Trust Agreement and the formation of the Issuer will be passed upon by Richards, Layton & Finger, P.A., special Delaware Counsel to the Corporation and the Issuer. The validity of the Guarantee and the Junior Subordinated Debentures will be passed upon for the Corporation by Louise M. Parent, Executive Vice President and General Counsel of the Corporation and for the Underwriters by Sullivan & Cromwell. Sullivan & Cromwell will rely on the opinion of Richards, Layton & Finger, P.A. as to matters of Delaware law. Certain matters relating to United States federal income tax considerations will be passed upon for the Corporation by Cleary, Gottlieb, Steen & Hamilton.

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 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-
SENTATIONS NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THERE-UNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMA-TION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF AMERICAN EXPRESS COMPANY CAPITAL TRUST I OR AMERICAN EXPRESS COMPANY SINCE SUCH DATE.

                                  -----------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
                             PROSPECTUS SUPPLEMENT
Risk Factors..............................................................  S-5
American Express Company Capital Trust I..................................  S-9
The Corporation........................................................... S-10
Consolidated Ratio of Earnings to Fixed Charges........................... S-12
Use of Proceeds........................................................... S-13
Capitalization............................................................ S-13
Selected Financial Data................................................... S-14
Accounting Treatment...................................................... S-15
Certain Terms of Capital Securities....................................... S-15
Certain Terms of Junior Subordinated Debentures........................... S-19
Certain Terms of Guarantee................................................ S-22
U.S. Federal Income Tax Consequences...................................... S-23
Certain ERISA Considerations.............................................. S-28
Underwriting.............................................................. S-29
Validity of Securities.................................................... S-30
                                  PROSPECTUS
Available Information.....................................................    3
Incorporation of Certain Documents by Reference...........................    4
The Corporation...........................................................    5
The Issuers...............................................................    6
Use of Proceeds...........................................................    7
Description of Junior Subordinated Debentures.............................    7
Description of Capital Securities.........................................   19
Book-Entry Issuance.......................................................   31
Description of Guarantees.................................................   34
The Expense Agreements....................................................   36
Relationship Among the Capital Securities the Corresponding Junior
 Subordinated Debentures, the Expense Agreements and the Guarantees.......   37
Plan of Distribution......................................................   38
Validity of Securities....................................................   39
Experts...................................................................   39

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                        20,000,000 PREFERRED SECURITIES

                   AMERICAN EXPRESS COMPANY CAPITAL TRUST I

    % CUMULATIVE QUARTERLY INCOME PREFERRED SECURITIES, SERIES I (QUIPS SM)

         FULLY AND UNCONDITIONALLY GUARANTEED, AS DESCRIBED HEREIN, BY

                           AMERICAN EXPRESS COMPANY

                                  -----------

          LOGO

                                  -----------

                             GOLDMAN, SACHS & CO.
                                LEHMAN BROTHERS
                              MERRILL LYNCH & CO.
                          MORGAN STANLEY DEAN WITTER
                           PAINEWEBBER INCORPORATED

                      PRUDENTIAL SECURITIES INCORPORATED
                             SALOMON SMITH BARNEY

                      REPRESENTATIVES OF THE UNDERWRITERS

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